Exhibit 10 g

SECOND AMENDMENT TO OPERATING AGREEMENT

250 WEST 57TH ST. ASSOCIATES L.L.C.

SECOND AMENDMENT TO OPERATING AGREEMENT of 250 West 57th St. Associates L.L.C. dated as of July 1, 2010 made by Peter L. Malkin and Anthony E. Malkin, as its members.

W I T N E S S E T H:

WHEREAS, the parties hereto are all of the members of 250 West 57th St. Associates L.L.C., a New York limited liability company formed pursuant to an agreement dated May 25, 1953, as amended by agreement dated November 30, 2001 (the “Operating Agreement”), having its principal office c/o Malkin Holdings LLC, One Grand Central Place, 60 East 42nd Street, New York, New York 10165;

WHEREAS, the parties desire to modify the Operating Agreement as set forth herein;

NOW, THEREFORE, the parties agree as follows:

1.  Article 5 of the Operating Agreement is hereby deleted and the following substituted therefor:

“The firm of Malkin Holdings LLC shall maintain the books and records and supervise the operation of this agreement and shall be paid the sum of $102,000 per annum.  Such amount shall be increased annually at the rate of increase in the consumer price index during the prior year, and shall be payable as follows: (i) not less than $2,333.33 shall be payable each month, (ii) an additional $1,000 per month shall be payable monthly out of the primary overage rent payment by Fisk Building Associates L.L.C. pursuant to its operating lease of the premises, as such lease may be amended from time to time (the “Operating Lease”), and (iii) the balance shall be payable out of available reserves from the secondary overage rent payment by Fisk Building Associates L.L.C. pursuant to the Operating Lease.  Any deficiency in the portion of the fee payable from primary or secondary overage rent shall be payable out of secondary overage rent in the next year in which secondary overage rent is sufficient.  In addition, all disbursements and regular accounting services related to said firm’s maintenance of the books and records of the limited liability company and supervision of the operation of this agreement shall be payable directly by the limited liability company prior to the payment of the balance of the fee to said firm out of secondary overage rent.”

2.

Except as amended by this Second Amendment, the Operating Agreement is hereby ratified and shall remain in full force and effect pursuant to its terms.

s/s Peter L. Malkin

s/s Anthony E. Malkin

Peter L. Malkin

Anthony E. Malkin